SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule TO

Tender Offer Statement under Section

14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

CME GROUP INC.

(Name of Issuer)

CME GROUP INC. (Issuer)

(Name of Filing Person (Identifying Status as Offeror, Issuer or Other Person))

Class A Common Stock, par value $0.01 per share

(including the associated preferred stock purchase rights)

(Title of Class of Securities)

12572Q105

(CUSIP Number of Class of Securities)

Kathleen M. Cronin, Esq.

Managing Director, General Counsel and Corporate Secretary

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of Filing Persons)

Copy to:

Rodd M. Schreiber, Esq.

Susan S. Hassan, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 407-0700

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$3,500,000,000	$107,450
*	Calculated solely for the purpose of determining the amount of the filing fee. This amount is based upon the purchase of 6,250,000 outstanding shares of Class A Common Stock at a price of $560.00 per share.
**	Calculated pursuant to Section 13(e) of the Securities Exchange Act of 1934, SEC Release No. 34-53737 and SEC press release number 2007-24 (dated February 16, 2007) as 0.0000307 multiplied by the transaction valuation.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A

Form of Registration No.: N/A

Filing Party: N/A

Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1
☒	issuer tender offer subject to Rule 13e-4
☐	going-private transaction subject to Rule 13e-3
☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTION

This Tender Offer Statement on Schedule TO relates to the offer by CME Group Inc., a Delaware corporation (“CME Group” or the “Company”), to purchase up to 6,250,000 shares of its Class A Common Stock, par value $0.01 per share, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of November 30, 2001, as amended, between the Company and Computershare Investor Services LLC, as rights agent (the “Shares”), or such lesser number of Shares as is properly tendered and not properly withdrawn, at a price of $560.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. CME Group’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 1, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal, copies of which are attached to this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively (which together, as amended or supplemented from time to time, constitute the “Offer”). The information contained in the Offer is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below. This Schedule TO is intended to satisfy the filing requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended.

Item 1.	Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2.	Subject Company Information.

(a)	The name of the issuer is CME Group Inc. The address and telephone number of CME Group is set forth under Item 3.

(b)	As of July 25, 2007, there were 54,763,959 shares of CME Group Inc.’s Class A Common Stock, par value $0.01 per share, issued and outstanding.

(c)	The information set forth in the Offer to Purchase under Section 8 (“Price Range of Shares; Dividends”) is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a)	CME Group is the filing person. The address of CME Group’s principal executive office is 20 South Wacker Drive, Chicago, Illinois 60606. CME Group’s telephone number is (312) 930-1000. The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 4.	Terms of the Transaction.

(a)	The following information set forth in the Offer to Purchase is incorporated herein by reference:

•	Summary Term Sheet;

•	Introduction;

•	Section 1 (“Number of Shares; Proration”);

•	Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 13 (“Certain U.S. Federal Income Tax Consequences”); and

•	Section 14 (“Extension of the Tender Offer; Termination; Amendment”).

(b)	The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e)	The information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a),	(b) and (c) The information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) in the Offer to Purchase is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a),	(b) and (d) The information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a)	and (b) The information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

(a)	The information set forth under Section 15 (“Fees and Expenses”) in the Offer to Purchase is incorporated herein by reference.

Item 10.	Financial Statements.

Not applicable.

Item 11.	Additional Information.

(a)	The information set forth under Section 10 (“Certain Information Concerning Us”), Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and Section 12 (“Legal Matters; Regulatory Approvals”) in the Offer to Purchase is incorporated herein by reference.

(b)	The information set forth in the Offer to Purchase and in the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, hereto, is incorporated herein by reference.

Item 12.	Exhibits.

Exhibit Number	Description

(a)(1)(i)	Offer to Purchase, dated August 1, 2007.

(a)(1)(ii)	Letter of Transmittal.

(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated August 1, 2007.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Form of summary advertisement.

(a)(5)(ii)	Press release issued August 1, 2007.

(b)	364-Day Revolving Credit Agreement, dated as of July 27, 2007, among CME Group Inc., as Borrower, the Lenders party thereto, and Lehman Commercial Paper Inc., as Administrative Agent.

(d)(1)	Rights Agreement, dated as of November 30, 2001, between Chicago Mercantile Exchange Holdings Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed with the SEC on December 4, 2001, File No. 000-33379), including First Amendment thereto, dated as of November 13, 2002, between Chicago Mercantile Exchange Holdings Inc., Mellon Investor Services, LLC and Computershare Investor Services, LLC (incorporated by reference to Exhibit 5 to the Company’s Form 8-A, filed with the SEC on November 29, 2002, File No. 001-31553); Second Amendment thereto, dated October 26, 2005, by and between Chicago Mercantile Exchange Holdings Inc. and Computershare Investor Services, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on October 27, 2005, File No. 001-31553).

(d)(2)(i)	Agreement and Plan of Merger, dated as of October 17, 2006, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and Board of Trade of the City of Chicago, Inc., as amended as of December 20, 2006 and May 11, 2007 (incorporated by reference to Annex A to the joint proxy statement/prospectus that forms a part of the Company’s registration statement on Form S-4 filed with the SEC on May 25, 2007, File No. 333-143282).

(d)(2)(ii)	Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 14, 2007, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and Board of Trade of the City of Chicago (incorporated by reference to Annex A to the first supplement to the joint proxy statement/prospectus filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 18, 2007, File No. 000-33379).

(d)(2)(iii)	Amendment No. 4 to the Agreement and Plan of Merger, dated as of July 6, 2007, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and Board of Trade of the City of Chicago (incorporated by reference to Annex A to the second supplement to the joint proxy statement/prospectus that forms a part of the Company’s registration statement on Form S-4, filed with the SEC on July 6, 2007, File No. 333-144371).

(d)(3)	Fourth Amended and Restated Bylaws of CME Group Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on July 17, 2007, File No. 000-33379).

Exhibit Number	Description

(d)(4)	Form of Equity Grant Letter for Executive Officers (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, filed with the SEC on November 9, 2004, File No. 001-31553).

(d)(5)	2005 Director Stock Plan (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed with the SEC on April 28, 2005, File No. 001-31553).

(d)(6)	Form of Equity Stipend Grant Letter for Non-Executive Directors (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K, filed with the SEC on April 28, 2005, File No. 001-31553).

(d)(7)	Amended and Restated Chicago Mercantile Holdings Inc. Employee Stock Purchase Plan.

(d)(8)(i)	CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to CBOT Holdings Inc.’s Registration Statement on Form S-1, Registration No. 333-124730).

(d)(8)(ii)	Form of Restricted Stock Award (incorporated by reference to Exhibit 10.32 to CBOT Holdings, Inc.’s Registration Statement on Form S-1 (Registration No. 333-124730)).

(d)(8)(iii)	Form of Restricted Stock Award for Directors and Special Advisors (incorporated by reference to Exhibit 10.33 to CBOT Holdings, Inc.’s Registration Statement on Form S-1 (Registration No. 333-124730)).

(d)(8)(iv)	Form of 2007 Non-Qualified Stock Option Award. (incorporated by reference to Exhibit 10.33 to CBOT Holdings, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 1, 2007).

(d)(9)	Chicago Mercantile Exchange Inc. Supplemental Executive Retirement Plan consisting of the grandfathered Supplemental Retirement Plan, dated March 1, 2007, and the Amended and Restated 409A Supplemental Executive Retirement Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, filed with the SEC on May 7, 2007, File No. 000-33379).

(d)(10)	Chicago Mercantile Exchange Inc. Senior Management Supplemental Deferred Savings Plan (SMSDSP) consisting of the grandfathered SMSDSP, dated March 1, 2007, and the Amended and Restated 409A SMSDSP, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, filed with the SEC on May 7, 2007, File No. 000-33379).

(d)(11)	Chicago Mercantile Exchange Holdings Inc. Amended and Restated Omnibus Stock Plan, amended and restated effective as of April 25, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 30, 2007, File No. 000-33379).

(d)(12)	Chicago Mercantile Exchange Holdings Inc. Amended and Restated Annual Incentive Plan, amended and restated effective as of April 25, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 30, 2007, File No. 000-33379).

(d)(13)	Employment Agreement, dated April 3, 2006, between Chicago Mercantile Exchange Inc. and Craig S. Donohue (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on April 3, 2006, File No. 000-33379).

(d)(14)	Agreement, dated November 7, 2003 between Chicago Mercantile Exchange Inc. and Phupinder Gill (incorporated by reference to Exhibit 10.19 to the Company’s Form 10-K, filed with the SEC on March 11, 2004), including the First Amendment thereto, effective as of December 20, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on December 23, 2005, File No. 000-33379).

Exhibit Number	Description
(d)(15)	Agreement, dated November 21, 2003, between Chicago Mercantile Exchange Inc. and James Krause (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K, filed with the SEC on March 11, 2004, File No. 001-31553), including the First Amendment thereto, effective on June 1, 2004 (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K filed with the SEC on March 6, 2006, File No. 000-33379).

(d)(16)	Employment Agreement, dated February 3, 2006, between Chicago Mercantile Exchange Inc. and John P. Davidson III (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on February 8, 2006, File No. 000-33379).

(d)(17)	Consulting Agreement between Chicago Mercantile Exchange Holdings Inc. and Jack Sandner, dated October 10, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q, filed with the SEC on November 4, 2005, File No. 000-33379).

(d)(18)	Consulting Agreement between Chicago Mercantile Exchange Holdings Inc. and Leo Melamed, dated January 31, 2005 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed with the SEC on February 3, 2005, File No. 001-31553).

(d)(19)	Consulting Agreement between Chicago Mercantile Exchange Holdings Inc. and Leo Melamed, dated November 14, 2005 (incorporated by reference to Exhibit 10.28 to the Company’s Form 10-K filed with the SEC on March 6, 2006, File No. 000-33379).

(g)	None.

(h)	None.

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CME GROUP INC.

By:	/S/ KATHLEEN M. CRONIN
Name:	Kathleen M. Cronin
Title:	Managing Director, General Counsel and Corporate Secretary

Dated: August 1, 2007

EXHIBIT INDEX

Exhibit Number	Description

(a)(1)(i)	Offer to Purchase, dated August 1, 2007.

(a)(1)(ii)	Letter of Transmittal.

(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated August 1, 2007.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Form of summary advertisement.

(a)(5)(ii)	Press release issued August 1, 2007.

(b)	364-Day Revolving Credit Agreement, dated as of July 27, 2007, among CME Group Inc., as Borrower, the Lenders party thereto, and Lehman Commercial Paper Inc., as Administrative Agent.

(d)(1)	Rights Agreement, dated as of November 30, 2001, between Chicago Mercantile Exchange Holdings Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed with the SEC on December 4, 2001, File No. 000-33379), including First Amendment thereto, dated as of November 13, 2002, between Chicago Mercantile Exchange Holdings Inc., Mellon Investor Services, LLC and Computershare Investor Services, LLC (incorporated by reference to Exhibit 5 to the Company’s Form 8-A, filed with the SEC on November 29, 2002, File No. 001-31553); Second Amendment thereto, dated October 26, 2005, by and between Chicago Mercantile Exchange Holdings Inc. and Computershare Investor Services, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on October 27, 2005, File No. 001-31553).

(d)(2)(i)	Agreement and Plan of Merger, dated as of October 17, 2006, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and Board of Trade of the City of Chicago, Inc., as amended as of December 20, 2006 and May 11, 2007 (incorporated by reference to Annex A to the joint proxy statement/prospectus that forms a part of the Company’s registration statement on Form S-4 filed with the SEC on May 25, 2007, File No. 333-143282).

(d)(2)(ii)	Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 14, 2007, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and Board of Trade of the City of Chicago (incorporated by reference to Annex A to the first supplement to the joint proxy statement/prospectus filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 18, 2007, File No. 000-33379).

(d)(2)(iii)	Amendment No. 4 to the Agreement and Plan of Merger, dated as of July 6, 2007, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and Board of Trade of the City of Chicago (incorporated by reference to Annex A to the second supplement to the joint proxy statement/prospectus that forms a part of the Company’s registration statement on Form S-4, filed with the SEC on July 6, 2007, File No. 333-144371).

(d)(3)	Fourth Amended and Restated Bylaws of CME Group Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on July 17, 2007, File No. 000-33379).

Exhibit Number	Description

(d)(4)	Form of Equity Grant Letter for Executive Officers (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, filed with the SEC on November 9, 2004, File No. 001-31553).

(d)(5)	2005 Director Stock Plan (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed with the SEC on April 28, 2005, File No. 001-31553).

(d)(6)	Form of Equity Stipend Grant Letter for Non-Executive Directors (incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K, filed with the SEC on April 28, 2005, File No. 001-31553).

(d)(7)	Amended and Restated Chicago Mercantile Holdings Inc. Employee Stock Purchase Plan.

(d)(8)(i)	CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to CBOT Holdings Inc.’s Registration Statement on Form S-1, Registration No. 333-124730).

(d)(8)(ii)	Form of Restricted Stock Award (incorporated by reference to Exhibit 10.32 to CBOT Holdings, Inc.’s Registration Statement on Form S-1 (Registration No. 333-124730)).

(d)(8)(iii)	Form of Restricted Stock Award for Directors and Special Advisors (incorporated by reference to Exhibit 10.33 to CBOT Holdings, Inc.’s Registration Statement on Form S-1 (Registration No. 333-124730)).

(d)(8)(iv)	Form of 2007 Non-Qualified Stock Option Award. (incorporated by reference to Exhibit 10.33 to CBOT Holdings, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 1, 2007).

(d)(9)	Chicago Mercantile Exchange Inc. Supplemental Executive Retirement Plan consisting of the grandfathered Supplemental Retirement Plan, dated March 1, 2007, and the Amended and Restated 409A Supplemental Executive Retirement Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, filed with the SEC on May 7, 2007, File No. 000-33379).

(d)(10)	Chicago Mercantile Exchange Inc. Senior Management Supplemental Deferred Savings Plan (SMSDSP) consisting of the grandfathered SMSDSP, dated March 1, 2007, and the Amended and Restated 409A SMSDSP, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, filed with the SEC on May 7, 2007, File No. 000-33379).

(d)(11)	Chicago Mercantile Exchange Holdings Inc. Amended and Restated Omnibus Stock Plan, amended and restated effective as of April 25, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 30, 2007, File No. 000-33379).

(d)(12)	Chicago Mercantile Exchange Holdings Inc. Amended and Restated Annual Incentive Plan, amended and restated effective as of April 25, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 30, 2007, File No. 000-33379).

(d)(13)	Employment Agreement, dated April 3, 2006, between Chicago Mercantile Exchange Inc. and Craig S. Donohue (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on April 3, 2006, File No. 000-33379).

(d)(14)	Agreement, dated November 7, 2003 between Chicago Mercantile Exchange Inc. and Phupinder Gill (incorporated by reference to Exhibit 10.19 to the Company’s Form 10-K, filed with the SEC on March 11, 2004), including the First Amendment thereto, effective as of December 20, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on December 23, 2005, File No. 000-33379).

Exhibit Number	Description
(d)(15)	Agreement, dated November 21, 2003, between Chicago Mercantile Exchange Inc. and James Krause (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K, filed with the SEC on March 11, 2004, File No. 001-31553), including the First Amendment thereto, effective on June 1, 2004 (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K filed with the SEC on March 6, 2006, File No. 000-33379).

(d)(16)	Employment Agreement, dated February 3, 2006, between Chicago Mercantile Exchange Inc. and John P. Davidson III (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on February 8, 2006, File No. 000-33379).

(d)(17)	Consulting Agreement between Chicago Mercantile Exchange Holdings Inc. and Jack Sandner, dated October 10, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q, filed with the SEC on November 4, 2005, File No. 000-33379).

(d)(18)	Consulting Agreement between Chicago Mercantile Exchange Holdings Inc. and Leo Melamed, dated January 31, 2005 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed with the SEC on February 3, 2005, File No. 001-31553).

(d)(19)	Consulting Agreement between Chicago Mercantile Exchange Holdings Inc. and Leo Melamed, dated November 14, 2005 (incorporated by reference to Exhibit 10.28 to the Company’s Form 10-K filed with the SEC on March 6, 2006, File No. 000-33379).

(g)	None.

(h)	None.